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                                  EXHIBIT 21

                             Subsidiary Companies



                                   Country of
Name                              Incorporation     Percentage Shareholding


I.E. (Caythorpe) Ltd                 England        Ordinary shares   100%
Independent Energy Generation Ltd    England        Ordinary shares   100%
Independent Energy Services Ltd      England        Ordinary shares   100%
Independent Energy Ltd               England        Ordinary shares   100%
Independent Energy Resources Ltd     England        Ordinary shares   100%
Independent Energy (UK) Limited      England        Ordinary shares   100%